Exhibit 10.3

CAPTARIS, INC.

2005 INCENTIVE PLAN

The 2005 Incentive Plan (the “Plan”) is a cash bonus plan in which the executive officers and certain other employees of Captaris, Inc. (the “Company”) are eligible to participate. The Plan provides cash bonuses based on the achievement of goals related to the Company’s 2005 performance.

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) administers the Plan. The Compensation Committee, in its sole discretion, establishes the performance goal or goals for each participant and the formulae used to determine the actual bonus (if any) payable to each participant under the Plan. The total amount of funds available under the Plan and the cash target awards for the Company’s executive officers are established by the Compensation Committee. The other employees who participate in the Plan and the cash target awards for other participants are established by the Company’s management.

There are two components to the Plan. The first component of the Plan links payout to achievement of performance goals related to revenue (30%), operating income (30%), operating cash (20%) and revenue diversification (20%). Depending on the level of achievement for each goal, participants in the aggregate may receive between 0% and 150% of the target amount for each goal. The second component of the Plan links payout to achievement of performance goals related to revenue from the Alchemy product line and cost savings associated with the integration of Information Management Research, Inc. Depending on the level of achievement for these goals, the participants in the aggregate may receive between 0% and 100% of the target amount for this component of the Plan.

The Compensation Committee, in its sole discretion, may (a) eliminate, increase or reduce the bonus payable to any participant above or below that which otherwise would be payable under the payout formula, (b) determine whether or not any bonus will be paid in the event of a participant’s termination of service prior to the end of the performance period and (c) modify or terminate the Plan at any time.

Payment of bonuses, if any, under the Plan shall be made as soon as practicable after the end of the performance period during which the bonus was earned. Each bonus shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Each bonus that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant’s claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.